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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             ARCH CHEMICALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           [LOGO OF ARCH CHEMICALS]

                   501 MERRITT 7, NORWALK, CONNECTICUT 06851

                                                                 March 13, 2001

Dear Fellow Shareholder:

  You are cordially invited to attend our 2001 Annual Meeting of Shareholders at 10:00 a.m. on Thursday, April 26th. The meeting will be held at the Prudential Center for Learning and Innovation, 32 Weed Avenue, Norwalk, Connecticut.

  You will find information about the meeting in the enclosed Notice and Proxy Statement.

  Please be advised that we have not planned a communications segment or any multimedia presentations for the 2001 Annual Meeting. The only items of business on the agenda are the election of two directors and the ratification of our independent auditors.

  Whether or not you plan to attend and regardless of how many shares you own, please vote your shares by using the telephone or via the Internet or by signing and dating the enclosed proxy card and mailing the upper half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the lower half to be used as your admission card to the meeting.

                                              Sincerely,

                                              /s/ Michael E. Campbell


                                              Michael E. Campbell
                                              Chairman, President and Chief
                                               Executive Officer


                            YOUR VOTE IS IMPORTANT

                   You are urged to vote by telephone, via
                    the Internet or by signing, dating and
                   promptly mailing your proxy card in the
                              enclosed envelope.

                             ARCH CHEMICALS, INC.

                   Notice of Annual Meeting of Shareholders

                                                                Norwalk,
                                                                Connecticut
                                                                March 13, 2001

  The Annual Meeting of Shareholders of ARCH CHEMICALS, INC. will be held at the Prudential Center for Learning and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Thursday, April 26, 2001, at 10:00 a.m., local time, to consider and act upon the following:

    (1) The election of two Directors.
    (2) Ratification of the appointment of independent auditors for 2001.
    (3) Such other business as may properly come before the meeting or any adjournment.

  The Board of Directors has fixed March 2, 2001 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          /s/ Sarah A. O'Connor

                                          Sarah A. O'Connor
                                             Secretary

                             ARCH CHEMICALS, INC.

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                           To be Held April 26, 2001

Who is Arch Chemicals?

  Arch Chemicals, Inc. ("Arch" or the "Company") is a NYSE-listed, specialty chemicals manufacturer. The Company was spun-off by Olin Corporation ("Olin") as a separate independent public company (the "Spinoff") on February 8, 1999 to the shareholders of Olin. The mailing address of the Company's principal executive office is 501 Merritt 7, P.O. Box 5204, Norwalk, CT 06856-5204.

When and where will the Annual Meeting be held?

  The Annual Meeting of Shareholders of the Company will be held at the Prudential Center for Learning and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Thursday, April 26, 2001, at 10:00 a.m., local time.

Who is asking for my vote and why are you sending me this document?

  The Board of Directors of the Company (the "Board") asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders. The votes will be formally counted at the Annual Meeting on Thursday, April 26, 2001, or if the Annual Meeting is adjourned or postponed, at any later meeting.

  We are providing this Proxy Statement and related proxy card to the shareholders of the Company in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. We are mailing this Proxy Statement and the related proxy card to shareholders beginning on or about March 13, 2001.

What am I being asked to vote on?

  (1) The election of two Directors.

  (2) Ratification of the appointment of independent auditors for 2001.

  (3) Such other business as may properly come before the meeting or any adjournment.

How does the Board recommend I vote on the proposals?

  The Board recommends a vote FOR each of the nominees for director identified in Item 1 and FOR Item 2.

Who is eligible to vote?

  All shareholders of record at the close of business on March 2, 2001 (the "Record Date") are entitled to vote at the Annual Meeting.

How many shares can vote?

  At the close of business on the Record Date, the Company had outstanding 22,158,963 shares of common stock, par value $1 per share (the "Common Stock"). Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting. Of those shares of Common Stock outstanding, approximately 1,367,107 shares were held in the Arch Common Stock Fund of the Arch Chemicals, Inc. Contributing Employee Ownership Plan ("CEOP"), all of which are held by Chase Manhattan Bank as the trustee of the CEOP ("CEOP Trustee").

How do I vote?

  You may vote in person at the Annual Meeting or by returning your completed proxy card in the enclosed postage-paid envelope. In addition, shareholders of record, participants in the CEOP and participants in the Olin Corporation Contributing Employee Ownership Plan ("Olin CEOP") also have a choice of voting over the Internet or by using a toll-free telephone number. Please refer to the proxy card for further information on how to vote electronically. However, please note that Internet and telephone voting facilities for shares held of record will close at 11:59 p.m., US Eastern time, on April 25, 2001 and for shares held through the CEOP or Olin CEOP will close at 9:00 a.m., US Eastern time, on April 25, 2001. If you do vote by telephone or the Internet, it is not necessary to return your proxy card. Please note that participants in the CEOP and in the Olin CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that it is received no later than Noon, US Eastern Time, on April 23, 2001 for their voting instructions to be followed.

  Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

  The Internet and telephone voting procedures are designed to authenticate shareholders and CEOP and Olin CEOP participants by use of a control number, which appears on the proxy card, and to allow you to confirm that your instructions have been properly recorded.

  The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, please note that if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP and Olin CEOP participants must vote through the CEOP Trustee or trustee of the Olin CEOP and may not vote their shares held in the CEOP or Olin CEOP in person at the Annual Meeting.

To what shares does the proxy card apply?

  The proxy card supplied by the Company will apply to the number of shares of Common Stock that you hold of record and, if you are a participant in the CEOP or a participant in the Olin CEOP, the number of shares held for your account under the CEOP or Olin CEOP, as the case may be. CEOP and Olin CEOP participants will not receive a separate voting instruction card. If you do not execute and return this proxy card or vote electronically, your shares held of record will not be voted and your shares held in the CEOP will be voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants. Olin CEOP participants should consult with their plan administrator on how their shares held in the Olin CEOP will or will not be voted if they do not return a proxy card or otherwise give voting instructions to the trustee of the Olin CEOP.

Am I a shareholder of record?

  If your shares are represented by a stock certificate registered in your name or if the Company's stock transfer agent is holding your shares in a "book entry" account under your name, you are a shareholder of record with respect to those shares so held. If your shares are otherwise owned directly by a bank, broker, or other holder of record, you are not a shareholder of record with respect to the shares so held by such bank, broker or other holder of record.

If I return the proxy card or vote electronically, how will my shares be voted?

  Where a shareholder of record or CEOP participant timely directs in the proxy (including an electronic vote) a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, returned proxies of shareholders of record and CEOP participants will have their registered shares and shares held in the CEOP voted for the election of directors as set forth below and in favor of the ratification of the appointment of independent auditors.

  As of the date hereof, the Company does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

If I do not return the enclosed proxy card and do not vote electronically, how will the shares I own of record and through the CEOP or Olin CEOP be voted?

  If you do not vote by returning the enclosed proxy card, do not vote electronically and do not vote at the meeting in person or other proxy, your shares held of record by you will not be voted at the meeting. CEOP participants who do not return the proxy card or vote electronically in a timely manner will have their shares of Common Stock held in the CEOP voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants. Olin CEOP participants should consult with their plan administrator on how their shares held in the Olin CEOP will or will not be voted if they do not return their proxy card or otherwise give voting instructions to the trustee of the Olin CEOP.

What if I own shares of the Company through a bank, broker or other holder of record or in another company's employee savings plan (other than the CEOP)?

  If you hold Common Stock through a bank, broker or other holder of record or through another company's stock savings plan (other than the CEOP), you will most likely receive voting instructions from such bank, broker or other holder or from that plan's administrator. In any case, please follow those instructions to assure that your shares are voted and represented at the meeting.

  If your shares are owned directly in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote the shares held in the CEOP through the CEOP Trustee.

How are the shares held in The DirectSERVICE(TM) Investment Program voted?

  First Chicago Trust Company of New York, a division of EquiServe ("EquiServe"), is the Company's registrar and stock transfer agent. For holders of Common Stock who participate in The DirectSERVICE(TM) Investment Program offered by EquiServe, EquiServe will vote any shares of Common Stock that it holds for the participant's account in accordance with the participant's electronic vote or with the proxy returned by the participant covering his or her shares of record. If a DirectSERVICE(TM) participant does not send in a proxy for shares held of record or otherwise vote electronically, EquiServe will not vote the shares of such participant held in such program.

Can I change my vote after I have returned my proxy card or voted over the telephone or via the Internet?

  Yes. Any person who has returned a proxy or voted electronically has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by voting again via the Internet or by telephone, by giving notice in writing to the Corporate Secretary or by voting in person at the meeting. Please note telephone and Internet voting ends for shares held of record at 11:59 p.m., US Eastern time, on April 25, 2001 and for shares held through the CEOP and Olin CEOP at 9:00 a.m., US Eastern time, on April 25, 2001. Please note that participants in the CEOP and in the Olin CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that EquiServe receives it no later than Noon, US Eastern time, on April 23, 2001 if their voting instructions are to be followed. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record to be able to vote in person at the meeting.

What does it mean if I get more than one proxy or voting instruction card?

  You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card (other than because you are a participant in the CEOP, Olin CEOP or a savings plan of another company), it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address. You should contact EquiServe at (800) 519-3111 for instructions on how to change the way your shares are held if you receive more than one mailing.

                           CERTAIN BENEFICIAL OWNERS

  Except as indicated below, the Company knows of no person who was the beneficial owner of more than five percent of Common Stock as of December 31, 2000.

                                                             Amount and
                                                             Nature of
                                                             Beneficial Percent
Name and Address of Beneficial Owner                         Ownership  of Class
------------------------------------                         ---------- --------
State Street Bank and Trust Company(a)...................... 3,754,302    17.0
225 Franklin Street
Boston, MA 02110
FMR Corp.(b)................................................ 2,262,030    10.2
82 Devonshire Street
Boston, MA 02109
T. Rowe Price Associates, Inc.(c)........................... 2,017,950     9.1
100 East Pratt Street
Baltimore, MD 21202

--------
(a) State Street Bank and Trust Company ("State Street"), a bank, acting in various fiduciary capacities, including as CEOP Trustee, has advised the Company in a Schedule 13G filing that it has sole voting power with respect to 128,098 shares, shared voting power with respect to 3,612,804 shares, sole dispositive power with respect to 3,754,228 shares and shared dispositive power with respect to 74 shares. State Street disclaims beneficial ownership of all such shares. State Street was the CEOP Trustee on December 31, 2000 but ceased to be CEOP Trustee on March 1, 2001.
(b) The Company has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Company ("Fidelity") beneficially owns 1,097,080 shares and Fidelity Management Trust Company ("FMTC") beneficially owns 1,164,950 shares. Both are subsidiaries of FMR Corp. ("FMR"). Edward C. Johnson 3rd ("Johnson"), who is the Chairman of FMR, FMR, through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 1,097,080 shares owned by such Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds' Board of Trustees. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 1,164,950 shares and sole voting power over 1,164,950 shares.
(c) T. Rowe Price Associates, Inc., a registered investment adviser, has advised the Company in an amended Schedule 13G filing that it has sole voting power with respect to 570,250 of such shares and sole dispositive power with respect to all the shares. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares.

                         ITEM 1--ELECTION OF DIRECTORS

Who are the persons nominated by the Board in this election to serve as directors?

  The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Messrs. Richard E. Cavanagh and Michael O. Magdol, whose biographies are shown below, have been nominated by the Board for election as Class II Directors to serve until the 2004 Annual Meeting of Shareholders and until their successors have been elected.

                                   CLASS II

         NOMINEES FOR THREE YEAR TERMS EXPIRING AT 2004 ANNUAL MEETING

    [PHOTO] RICHARD E. CAVANAGH, 54, is President and Chief Executive Officer and a Trustee of The Conference Board, Inc., a leading research and business membership organization. He has held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm's public issues consulting practice. Mr. Cavanagh is a Trustee of the BlackRock Mutual Funds, Airplanes Group and Aircraft Finance Trust (AFT), and The Educational Testing Service; and a director of Fremont Group and The Guardian Life Insurance Company. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School.


    [PHOTO] MICHAEL O. MAGDOL, 63, is Vice Chairman of the Board and Chief Financial Officer of Fiduciary Trust Company International, a global investment manager for families and institutions, and has held this position since 1987. Prior to 1987, he was Executive Vice President and a director of
                  J. Henry Schroder Bank. He is Chairman and Director of The Ronald McDonald House of New York, Chairman of the International Committee of the New York State Bankers Association and a Trustee of The Lingnan Foundation. He holds a BSE degree from the University of Pennsylvania.


Who are the other remaining directors and when are their terms scheduled to end?

                                    CLASS I

           DIRECTORS WHOSE TERMS CONTINUE UNTIL 2003 ANNUAL MEETING

                  JOHN W. JOHNSTONE, JR., 68, retired in April 1996 as Chairman of the Board of Olin. In 1954, he joined Hooker Chemicals and Plastics Corporation, where he spent 22 years in various sales, marketing and management positions of increasing responsibility, leaving in 1975 to become President of the Airco Alloys division of Airco, Inc. He joined Olin in 1979 as Vice President and General Manager of the Chemicals Group's Industrial Products department. Mr. Johnstone became a corporate Vice President and President of the Chemicals Group in 1980, and an Executive Vice President of Olin in 1983. He was named President of Olin in 1985, Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman of the Board in 1988. He is a graduate of Hartwick College, where he received a BA degree in chemistry and physics and a Doctor of Science (Hon.). He has attended the Harvard Business School's Advanced Management Program. Mr. Johnstone is a trustee of Hartwick College and Research Corporation Technologies, Inc. He is former Chairman of the Soap and Detergent Association and the Chemical Manufacturers Association (currently known as the American Chemistry Council). He is a director of Phoenix Home Life Mutual Insurance Company, McDermott International, Inc. and Fortune Brands, Inc.

    [PHOTO]

    [PHOTO] JACK D. KUEHLER, 68, retired in 1993 as Vice Chairman of the Board of International Business Machines Corporation, a computer manufacturing corporation. He joined IBM in 1958 as an associate engineer in the San Jose Research Laboratory. Over the years, he played a significant management role in many of the corporation's advanced technologies. He served as Director of the Raleigh Communications Laboratory, Director of the San Jose Storage Products Laboratory and President of the Systems Product Division. In 1980, he was elected an IBM Vice President and named President of the General Technology Division. He became a member of the IBM Board in 1986, Executive Vice President in 1987, Vice Chairman and member of the Executive Committee in 1988 and President in 1989. He resumed the title of Vice Chairman in January 1993. He is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers and a trustee of Santa Clara University (from which he graduated with a BS degree in mechanical engineering and an MS degree in electrical engineering). He is a director of Aetna, Inc., the Parsons Corporation and Mail.com. Mr. Kuehler holds an honorary doctorate of science from Clarkson University and an honorary doctorate of engineering science from Santa Clara University.



                                   CLASS III

           DIRECTORS WHOSE TERMS CONTINUE UNTIL 2002 ANNUAL MEETING

    [PHOTO] MICHAEL E. CAMPBELL, 53, is Chairman of the Board, President and Chief Executive Officer of the Company. Prior to the Distribution, he was Executive Vice President of Olin and had global management responsibility for all of Olin's businesses. Prior to his election as Executive Vice President, Mr. Campbell served as President of the Microelectronic Materials Division. He joined Olin in 1978 in the Legal Department, later serving in legal and administrative positions of increasing responsibility. In 1987, he was elected Olin's Corporate Vice President, Human Resources. Mr. Campbell is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University. He is also a director of Westvaco Corporation.


    [PHOTO]
                  H. WILLIAM LICHTENBERGER, 65, retired in 2000 as Chairman and Chief Executive Officer of Praxair, Inc., an industrial gases company, a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986,
                  Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair's spin-off. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is a director of Ingersoll-Rand Company. He was formerly a director of the National Association of Manufacturers, a director of the Chemical Manufacturers Association (currently known as the American Chemistry Council) and a member of The Business Roundtable.

                  JOHN P. SCHAEFER, 66, is President of the Research Corporation, a foundation, and Chairman of Research Corporation Technologies, Inc. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his Ph.D. degree from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer's research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of Research Corporation and Research Corporation Technologies, Inc.
[PHOTO]

How will the returned proxies be voted for directors?

  If the proxy card is returned and marked with a direction on how to vote with respect to directors or if a person directs a vote electronically as provided on the proxy card, that direction will be followed. If an individual returns a proxy card without a direction on how to vote marked thereon, such individual's shares of record and shares held in the CEOP, if any, will be voted for the election of Messrs. Cavanagh and Magdol. Each of the nominees is a director at the present time. It is not expected that any of the nominees will be unable to serve as a director, but if any are unable to accept election, it is intended that shares represented by proxies in the accompanying form or voted electronically will be voted for the election of substitute nominees selected by the Board, unless the number of directors is reduced.

What vote is required to elect the directors?

  The election of each nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

What are the committees of the Board? How often did the Board and each committee meet in 2000?

  During 2000, the Board held seven meetings. The average attendance by directors at meetings of the Board and committees of the Board on which they served was 94%. Each director attended at least 75% of such meetings.

  The current standing committees of the Board are an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

  The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendation of the appointment of independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company; reviews the Company's financial, regulatory and computer annual audit plans; reviews reports and audits of the Company's internal audit service provider; and reviews the presentation of the Company's financial results and monitors the adequacy of the Company's internal financial controls. The committee also advises the Board on compliance with the Company's Standards of Ethical Business Practices, on government and other compliance programs, on corporate and governmental security matters, monitors major litigation and pending internal or external special investigations, with a particular interest in the event there are claims that the Company has acted unethically or unlawfully and reviews the Company's insurance and risk management process. The committee also has oversight responsibility for the implementation of the Company's Responsible Care(R) Codes and for compliance with legal mandates in the environmental, health, safety and other regulatory areas. The committee also reviews and evaluates the investment and financial performance of the Company's pension plan, voluntary employee benefit associations ("VEBAs") and any thrift plan investment funds, reviews and approves investment policies with respect to the pension plan, VEBAs and any thrift plan funds, approves the selection of thrift plan investment options, approves the appointment of pension plan, VEBA and thrift plan trustees and investment managers and their respective agreements, consults with, and obtains reports from, the pension plan, VEBA and thrift plan trustees and other fiduciaries, makes recommendations to the Board for charitable contributions, annually reviews the contributions, financial condition and administration of the Arch Chemicals Government Participation Fund, and reviews, provides advice, and recommends changes, as appropriate, to Management's programs to maintain and improve shareholder relations. The Audit Committee currently consists of Messrs. Johnstone, Magdol and Schaefer (chair). During 2000, three meetings of this committee were held.

  The Compensation Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the Chief Executive Officer ("CEO") and other senior executives. The committee approves the salary plans for the CEO and certain other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline awards. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans. The committee also administers the 1999 Long Term Incentive Plan, issues an annual Report on Executive Compensation that appears in the Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, adopts amendments thereto and recommends to the Board changes in administration of said plans, approves terminations of qualified and non-qualified pension plans, approves the interest rate for deferred compensation arrangements, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which the committee deems appropriate and reviews plans for management development and succession. The committee also advises the Board on the remuneration for members of the Board. The Compensation Committee currently consists of Messrs. Cavanagh, Kuehler and Lichtenberger (chair). During 2000, four meetings of this committee were held.

  The Corporate Governance Committee assists the Board in fulfilling its responsibility to the Company's shareholders relating to the selection and nomination of Directors, makes recommendations to the Board regarding the selection of the CEO, reviews the nominees for other offices of the Company, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board, recommends to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board, makes recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, Management, employees and others for candidates for nomination and renomination as Directors, reviews and makes recommendations to the Board regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. The Corporate Governance Committee currently consists of Messrs. Cavanagh, Johnstone (chair), Kuehler, Lichtenberger, Magdol and Schaefer. During 2000, one meeting of this committee was held.

  The Corporate Governance Committee will consider candidates recommended by shareholders for election as directors at future annual meetings. Recommendations must be in writing and submitted to the Corporate Secretary of the Company by December 1, accompanied by the written consent of the candidate along with the information required for director nominations as set forth in the Company's Bylaws.

                         Report of the Audit Committee

  The Audit Committee is charged with several responsibilities, including the responsibility of independently protecting shareholder interests by ensuring for the Board that proper financial accounting principles are being followed, that the total financial and regulatory audit coverage of the Company and its affiliates is satisfactory and that an adequate system of internal controls has been implemented in the Corporation and is being effectively administered. The Audit Committee is also responsible for ensuring that the Company endeavors to comply with all laws applicable to the conduct of its business and that it conducts its business in an ethical manner.

  The Committee meets with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. It discusses these matters with the Company's independent auditors and members of the internal audit team, which the Company has outsourced, as well as with appropriate Company financial personnel.

  It regularly meets privately with both the independent auditors and the outsourced internal auditors, each of whom has unrestricted access to the Committee.

  The Committee also recommends to the Board the appointment of the independent auditors and reviews periodically their performance and independence.

  The Directors who serve on the committee are all "Independent" for purposes of the New York Stock Exchange listing standards. Thus, the Board of Directors has determined that no Audit Committee member has a relationship to the Company that may interfere with our independence from the Company and its management.

  The Board has adopted a written charter setting out the audit related functions the committee is to perform. A copy of that charter is attached to this proxy statement as Appendix A.

  Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls.

  The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with the Committee.

  The Committee reviewed the Company's audited financial statements for the year ended December 31, 2000 and met with both management and KPMG LLP ("KPMG"), the Company's independent auditors, to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

  The Committee has received from and discussed with KPMG the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. We also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

  Based on these reviews and discussions, the Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          John P. Schaefer, Chair
                                          John W. Johnstone, Jr.
                                          Michael O. Magdol

What are the directors paid for their services?

  Generally speaking, the Stock Plan for Nonemployee Directors (the "Director Plan") (i) provides for the granting annually, at the election of the Board, of a number of shares of Common Stock, options to purchase shares of Common Stock, performance shares or a combination of the foregoing (as determined by the Board) to each Nonemployee Director and, in the case of a grant of shares of Common Stock, the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) permits the Board to determine if all or part of the annual retainer shall be paid in shares of Common Stock, (iii) permits such director, subject to the approval of the Board, to elect to receive his or her meeting fees in the form of shares of Common Stock in lieu of cash, (iv) permits such director, subject to the approval of the Board, to elect to receive in the form of shares of Common Stock the amount by which the annual retainer exceeds the amount payable in shares of Common Stock ("Excess Retainer") in lieu of cash for such excess and
(v) permits such director, subject to the approval of the Board, to elect to defer any meeting fees and Excess Retainer paid in cash and any shares to be delivered under the Directors Plan. Interest on deferred cash and dividends on deferred shares are paid to the Nonemployee Director unless the director, subject to the approval of the Board, elects to defer such amounts in which case interest is credited quarterly and dividend equivalents are reinvested in phantom shares of Common Stock on the dividend payment date. Deferred shares are paid out in shares of Common Stock. Performance shares vest and are paid out, unless deferred by the director, upon the satisfaction of performance goals established by the Compensation Committee. Deferred accounts under the Directors Plan are paid out if there is a "Change in Control" as defined in such plan.

  In 2000 and 2001, each Nonemployee Director received or was credited with 1,800 shares of Common Stock and $16,500 in cash as the annual retainer under the Directors Plan. In addition, the Directors were granted 3,600 stock options on January 3, 2000 with an exercise price of $19.85 per share, and 3,600 stock options on January 2, 2001 with an exercise price of $18.04 per share, which in each case was the fair market value of the Common Stock on the grant date. Such options are currently exercisable and have a ten-year term. If director meetings exceed eight meetings in a calendar year, each Nonemployee Director will receive a $1,500 meeting fee for each Board meeting attended in excess of eight meetings. Each Committee chair received a $5,000 annual committee meeting fee in 2000 and will receive such fee in 2001. The shares, cash retainer and fees may be deferred by the Director as provided in the Directors Plan.

  Directors participate in the Arch charitable giving program with a 100% match for gifts up to $2,500 to eligible charities. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business under the Company's business travel accident insurance policy which covers employees of the Company generally. Directors also are reimbursed during the year for expenses incurred in the performance of their duties as directors, such as travel expenses.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by directors and the individuals named in the Summary Compensation Table?

  The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominee for director, by the individuals named in the summary compensation table on page 14, and by all directors and current executive officers of the Company as a group, as reported to the Company by such persons as of January 15, 2001. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

                                                           No. of     Percent of
                                                        Common Shares  Class of
                                                        Beneficially    Common
               Name of Beneficial Owner                  Owned(a,b)    Stock(c)
               ------------------------                 ------------- ----------
Michael E. Campbell...................................     101,302         --
Richard E. Cavanagh...................................      12,561         --
Paul J. Craney........................................      19,990         --
John W. Johnstone, Jr.................................     167,459         --
Jack D. Kuehler.......................................      16,727         --
H. William Lichtenberger..............................      15,206         --
Michael O. Magdol.....................................      11,940         --
Louis S. Massimo......................................      19,512         --
Sarah A. O'Connor.....................................       2,824         --
John P. Schaefer......................................      18,937         --
Charles W. Shaver.....................................       4,087         --
Directors and executive officers as a group, including
 those named above
 (19 persons).........................................     433,650       1.93

--------
(a) Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Campbell) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under "What are the directors paid for their services?" in the amounts of 5,238 for Mr. Cavanagh; 3,384 for Mr. Johnstone; 9,527 for Mr. Kuehler; 7,806 for Mr. Lichtenberger; 4,740 for Mr. Magdol; and 7,548 for Mr. Schaefer. Such shares so credited to these directors have no voting power.
(b) The amounts shown include shares that may be acquired within 60 days following January 15, 2001 through the exercise of stock options, as follows: Mr. Campbell, 85,050; Mr. Cavanagh, 7,200; Mr. Craney, 15,033; Mr. Johnstone, 114,216; Mr. Kuehler, 7,200; Mr. Lichtenberger, 7,200; Mr. Magdol, 7,200; Mr. Massimo, 16,435; Ms. O'Connor, 500; Mr. Schaefer, 7,200; and all directors and executive officers as a group, including the named individuals, 293,635.
(c) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of Arch's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period January 1, 2000 to December 31, 2000 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except for Philippe Gouby, who was inadvertently late in filing a Form 3 in connection with his becoming subject to Section 16(a) upon his appointment as an officer, and James LaCasse, a former officer, who was late in reporting a Section 16(b) exempt payout of restricted stock units for the month of January 2000.

                            EXECUTIVE COMPENSATION

        Report of the Compensation Committee on Executive Compensation

 Compensation Philosophy

  It is the philosophy of the Company to incent and compensate its executives to maximize shareholder value. This philosophy incorporates the following principles:

    1. Compensation should attract and retain qualified employees and stimulate their profitable efforts on behalf of the Company;

    2. Compensation should be internally equitable and externally competitive; and

    3. Performance metrics should be directly linked to profitability and shareholder value creation of the Company.

 Executive Compensation Program as Administered in 2000

  Generally speaking, the Compensation Committee establishes competitive total compensation opportunities for the CEO and other executive officers that are targeted to the median of a group of 23 specialty chemical companies (the "comparator group") that are similar to Arch in terms of size and scope of operations. An independent consultant provides the Committee with an annual assessment of Arch's relative position within this comparator group with respect to operating performance and total compensation including each of the following components:

  .  Annual Base Salary

  .  Annual Incentive Bonus

  .  Long Term Incentive Award

  Together, these three components comprise the total targeted compensation opportunity determined by targeting the median of the group cited above. Once the total targeted compensation opportunity is determined for the CEO and other named executive officers, the Compensation Committee, also with the advice of an outside consultant, determines the appropriate mix of these three components, again using the competitive analysis. With the focus on creating alignment between the compensation program and shareholders' interest, the emphasis of the Company's executive compensation is on variable compensation that is at risk for performance.

  The objectives of the Company's executive compensation policies are to:

  .  Unite the Company's management as a team

  . Reward enhancement of earnings per share ("EPS") growth and shareholder value

  . Stress at risk variable pay programs with an emphasis on the long term financial performance

  . Insure "line of sight" strategic objectives are clearly articulated and their achievement appropriately rewarded

  Under Section 162(m) of the Internal Revenue Code, publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies as "performance-based compensation." The Company believes it has complied, and in the future generally intends to comply with the requirements of Section 162(m) in order to prevent the non-deductibility of executive compensation wherever possible. The Company will, however, weigh the benefits of compliance with
Section 162(m) against the potential burdens, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the Company's best interest to do so. In this regard, it is the Company's expectation that compensation under applicable incentive programs will normally be performance-based compensation and thus qualify for deductibility under Section 162(m).

 Annual Base Salary

  Effective January 1, 2000, the CEO's base salary was set at $600,000. Factors considered by the Committee in setting his 2000 salary included analyses of the comparator group and targeting our CEO's base salary to below the median of the comparator group. However, the CEO's base salary was targeted to be below the median of the comparator group primarily to reflect increased emphasis on variable pay and to a lesser degree to address the CEO's relatively short tenure in this position.

  Also, effective January 1, 2000, base salary adjustments were made for the other named executive officers. These salary adjustments utilized the same comparative methodology cited above.

 Annual Incentive Bonus

  Incentive bonuses for Arch named executive officers were determined by a comparison of pre-established 2000 targets for EPS, profit margin performance, return on total assets and in the case of one such officer, business unit profitability, with actual 2000 financial performance for these measures and in the case of another such officer, supply chain savings. The financial measures were weighted 80% with the remaining 20% applied to achieving personal strategic objectives. In addition, several named executive officers, including the CEO, had included in their eligible opportunity bonus amount a portion of their Olin EVA bonus bank balances that were transferred over to the Company from Olin Corporation in the Spinoff. These balances at Olin represented deferred bonus amounts that were "at risk" for future years. Participants who had positive bank balances in the Olin EVA Bonus Plan who became Arch employees have one-third of the bank balance at risk for each of the years 1999, 2000 and 2001. This "at risk" bank portion will be paid only if the annual incentive bonus plan produces a payout; however, for 2000, any portion of such one-third amount that is unearned in 2000 will be carried over to 2001 for payout consideration based on accomplishment of 2001 targets.

  The CEO's bonus was determined under the Senior Management Incentive Compensation Plan in accordance with the specified performance metrics and weightings using the three financial performance measures outlined above. This resulted in a 0% payout for the CEO under such plan. For 2000, the CEO's total bonus payout was $150,000. This consisted of a zero payout from the Company's Senior Management Incentive Compensation Plan, and $150,000, which represented an additional payment regarding the CEO's performance with respect to the CEO's accomplishment of strategic, non-financial objectives that were established earlier in the year such as health, safety and environmental performance, improvements in business processes, and human resource development. In addition, for 2000, a major goal of the CEO was accomplishing the acquisition of Hickson International PLC in the summer of 2000 and the acquisition of Brooks Industries' personal care intermediates business in November 2000 and the sale of Superior Pool Products in July 2000. The Committee considered performance in this area to be highly significant in determining the level of the award.

 Long Term Incentive Award

  As indicated earlier, the Committee, with the advice of its independent consultant, established target values for all three components of compensation, including the Long Term Incentive Plan award. This first grant made to executives is intended to deliver three years of target value and was made in the form of stock options and performance share units in 1999. With a view consistent with aligning Arch's senior executives with the interests of shareholders, the award of performance shares was designed to recognize and reward cumulative EPS growth over a three-year performance period ending with 2001 for the named executive officers. The performance share units can be earned at the end of the three-year performance cycle provided that the EPS growth targets are achieved during that period. In addition, stock options were awarded that will be of value only through share price appreciation. The stock options were granted at the fair market value of Arch shares on February 9, 1999, become exercisable on February 9, 2002 and have a ten-year term.


                                          H. William Lichtenberger, Chair
                                          Richard E. Cavanagh
                                          Jack D. Kuehler

January 25, 2001

  The following table shows for the Chief Executive Officer and the other four most highly compensated executive officers of Arch (collectively, the "named executive officers") cash compensation for the fiscal years 1998-2000. Amounts shown in the table and related footnotes include payments by Olin for services to Olin in the periods prior to the Spinoff.

                          Summary Compensation Table

                                                                 Long Term
                                Annual Compensation            Compensation
                          -------------------------------- ---------------------
                                                             Awards    Payouts
                                                           ---------- ----------
                                                   Other                            All
   Name and Principal                             Annual   Securities              Other
     Position as of                               Compen-  Underlying    LTIP     Compen-
    December 31, 2000     Year  Salary   Bonus   sation(a) Options(b) Payouts(c) sation(d)
   ------------------     ---- -------- -------- --------- ---------- ---------- ---------
Michael E. Campbell.....  2000 $600,000 $150,000  $30,316         0    $      0   $41,575
 Chairman, President &
  Chief Executive         1999  539,591  401,306   26,356   200,000      81,579    30,808
 Officer                  1998  425,004  152,412   17,619    50,000     207,140    32,168
Louis S. Massimo........  2000  300,000   60,000        0         0           0    14,849
 Vice President &         1999  268,754  122,721        0    50,000           0    12,674
 Chief Financial Officer  1998  200,004   53,639        0    12,500           0    12,214
Paul J. Craney..........  2000  235,008   99,448        0         0           0    12,550
 Vice President and
  General Manager,        1999  209,167  109,546        0    30,000      10,729    11,717
 Treatment                1998  196,010   98,926      469     7,500      44,769    18,294
Charles W. Shaver(e)....  2000  225,000  100,000        0         0           0    18,866
 Vice President &
  General Manager,        1999  134,875  125,000        0    30,000           0    87,286
 Performance              1998       --       --       --        --          --        --
Sarah A. O'Connor.......  2000  250,008   50,000        0         0           0    10,061
 Vice President, General
  Counsel &               1999  194,337   83,218        0    40,000           0     7,825
 Secretary                1998  130,164   18,079        0     1,000           0       858

--------
(a) Includes tax gross-ups paid for imputed income on use of company-provided automobiles or automobile allowance and an outside personal financial advisor. Amounts shown for 1998 also include dividend equivalents on outstanding Olin performance share units paid at the same rate as dividends paid on Olin common stock.
(b) Amounts shown for 1998 represent stock options to buy Olin common stock and do not represent options to acquire Arch Common Stock. These Olin options were granted prior to the Spinoff while the named individual was an Olin employee. Outstanding Olin options at the time of the Spinoff were equitably adjusted to create a new Olin option and new Arch stock option.
(c) Amounts include payouts of Olin performance share units in the form of Olin common stock made prior to the Spinoff.
(d) Amounts reported in this column for 2000 consist of the following items:

                                                                     Value of
                                                                   Split-Dollar
                                  CEOP  Supplemental  Term Life   Life Insurance
                                 Match    CEOP(1)    Insurance(2)  Premiums(3)
                                 ------ ------------ ------------ --------------
   M. E. Campbell............... $5,625   $14,129       $3,145       $18,676
   L. S. Massimo................  5,657     4,284        1,370         3,538
   P. J. Craney.................  5,632     1,889           --         5,029
   C. W. Shaver.................  4,944       942           --         1,853
   S. A. O'Connor...............  5,512     2,666           --         1,883

  --------
  (1) The Supplemental CEOP permits participants in the CEOP to make contributions, and the Company to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations. The 2000 contributions and Company matching amounts made after the Spinoff were invested in an Arch phantom stock account under this plan.
  (2) Under Arch's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.
  (3) The amount of the premium shown represents the full dollar amount of the premium the Company paid in 2000 for the whole life insurance and to fund the retiree death benefit.

  The amount for Mr. Shaver also includes $11,127 of relocation expenses (including tax gross ups) made under Arch's relocation policy and relating to his hiring and move to Connecticut.

(e) Mr. Shaver became an employee of the Company in April 1999.

How many 1999 Long Term Incentive Plan ("Long Term Plan") awards were granted in 2000 as part of 2000 compensation to the individuals named in the Summary Compensation Table?

  No employee stock options and no performance share units were granted by the Company from January 1, 2000 through December 31, 2000 to the individuals named in the summary compensation table on page 14.

How many Arch stock options were exercised in 2000 by the individuals named in the Summary Compensation Table and what is the value of the unexercised ones?

  The following table sets forth as to the individuals named in the summary compensation table on page 14, information regarding options exercised during 2000 and the value of in-the-money outstanding options at the end of 2000.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                    Values

                           Shares               Number of Securities       Aggregate Value of
                          Acquired    Value    Underlying Unexercised   Unexercised, In-the-Money
Name                     on Exercise Realized    Options at 12/31/00      Options at 12/31/00(a)
----                     ----------- -------- ------------------------- -------------------------
                                              Exercisable Unexercisable Exercisable Unexercisable
                                              ----------- ------------- ----------- -------------
M.E. Campbell...........    2,298     $1,448    76,718       208,332      $10,551        $ 0
L.S. Massimo............        0         --    13,192        54,166            0          0
P.J. Craney.............        0         --    13,785        31,248            0          0
C.W. Shaver.............        0         --         0        30,000            0          0
S.A. O'Connor...........        0         --       334        40,166            0          0

--------
(a) Value was computed as the difference between the exercise price and the $17.75 per share closing price of Arch Common Stock on December 31, 2000, as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.

  Comparison of 23 Month Cumulative Total Return Among Arch Chemicals, Inc., the S & P 500 Index and the S & P Chemicals (Specialty) Index

  The graph below compares the cumulative total shareholder return of the Common Stock to the Standard & Poor's 500 Index and to the Standard & Poor's Chemicals (Specialty) Index for the period from February 9, 1999, the day shares of Common Stock began "regular way" trading on the New York Stock Exchange, to December 31, 2000, the last trading day of the Company's fiscal year. The graph assumes that the value of the investment in the Common Stock and each index was $100 at February 9, 1999 and that all dividends were reinvested.


                                [BAR CHART]

                   ARCH CHEMICALS, INC.  S&P 500    S&P CHEMICALS (SPECIALTY)

2/9/99                   100              100               100
  3/99                    89.04           100.77            100.18
  6/99                   130.35           107.87            132.45
  9/99                    87.61           101.14            107.4
 12/99                   114.78           116.19            111.61
  3/00                   110.8            118.85             96.93
  6/00                   122.49           115.69             95.21
  9/00                   103.35           114.57             84.21
 12/00                   101.62           105.61             99.28


Do the named executive officers have employment or change in control agreements?

  Each of the five executive officers named in the summary compensation table has an Executive Agreement with the Company which provides, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment by the Company (other than for cause) and termination at the election of the individual to leave the Company under certain circumstances), the individual will receive a lump sum severance payment from the Company equal to 12 months' base pay plus the greater of (a) the average incentive compensation award paid by the Company during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of the Company. In the event that a "Change in Control" of the Company occurs, and there is a covered termination, the individual will receive (i) three times the severance payment and (ii) another payment equal to three times the higher of the individual's long term incentive target at the time of termination or immediately prior to the Change in Control. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. A "Change in Control" would occur if the Company ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than the Company, a Subsidiary or a Company employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; all or substantially all of the Company's business is disposed of in a transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company's shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company); or the shareholders of the Company approve a sale of all or substantially all the Company's assets or a liquidation or dissolution of the Company. Each agreement provides that the individual agrees to remain in the Company's employ for six months after a "Potential Change in Control" of the Company has occurred. The agreements provide that payments made thereunder or under any change in control provision of the Company's compensation or benefit plan which are subject to "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of the Company's benefit and compensation plans also contain "change-in-control" provisions.

What are the retirement income benefits provided to the named executive officers?

  The Company has a tax-qualified, defined benefit pension plan for Company employees ("Tax Qualified Pension Plan") that provides benefits based on service with Olin and with the Company. The Company became liable for the payment of all pension plan benefits accrued by Company employees prior to and following the Spinoff who ceased to be Company employees after the Spinoff. Olin transferred assets to the Company's pension plan and the amount of the assets were sufficient to comply with Section 414(l) of the Internal Revenue Code of 1986, as amended.

  The Tax Qualified Pension Plan, together with a supplementary nonqualified plan (collectively, the "Company Pension Plan"), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62 or older). Directors who are not also employees of the Company are not eligible to participate in the Company Pension Plan. The Tax Qualified Pension Plan is a tax-qualified plan, and benefits are payable only with respect to compensation that is not deferred under a nonqualified plan and that does not exceed certain annual IRS imposed limits. Under the supplementary plan mentioned above, the Company pays a supplemental pension, based on the formula described below, on compensation deferred to nonqualified plans (including deferred incentive compensation). Also under the supplementary plan, the Company will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

  "Compensation" for purposes of the Company Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 14), including deferred compensation, received for the highest three years during the ten years up to and including the year in which an employee retires, including compensation with Olin. The normal retirement allowance is 1.5% of "Compensation" as so defined, multiplied by the number of years of benefit service, reduced by an amount of the employee's primary Social Security benefit not to exceed 50% of such Social Security benefit. Years of benefit service shall also include benefit service with Olin.

  Under the Company's Senior Executive Pension Plan (the "Senior Plan"), which is a second nonqualified pension plan, the Company pays retirement benefits to certain senior executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of "Compensation" (as defined above), reduced by payments from the Company Pension Plan, any other Olin or Company pension, pension benefits from other employers, and certain Social Security benefits. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service that a senior executive is eligible to participate in the Senior Plan. In all cases benefits payable under the Senior Plan are reduced by (i) annual retirement benefits payable under the Company Pension Plan, (ii) all qualified and non-qualified deferred compensation plans of previous and subsequent employers and (iii) 50% of the employee's primary Social Security benefit. The Senior Plan also provides benefits to the executive's surviving spouse generally equal to 50% of the executive's benefits. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in such plan, and no payments will be made if the participant voluntarily terminates employment without the committee's consent.

  The Tax Qualified Pension Plan provides that if, within three years following a "Change in Control" of the Company, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected non-collectively bargained participants (and retired participants) to absorb any plan surplus.

  Each of the Senior Plan and the supplementary plan mentioned above provides that in the event of a "Change in Control," the Company will pay each participant a lump-sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by the Company to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the "Change in Control." The Executive Agreements described above provide that an executive officer who is less than age 55 at the time of a "Change in Control" will, for purposes of calculating the above lump-sum payment under the Senior Plan, be treated as if he had retired at age 55, with the lump-sum payment being calculated on the basis of service to the date of the "Change in Control."

  The following table shows the maximum combined amounts payable annually on normal retirement under the Company Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                              Pension Plan Table

                                         Years of Service
              -----------------------------------------------------------------------
Remuneration  5 Years  10 Years 15 Years 20 Years 25 Years 30 Years 35 Years 40 Years
------------  -------- -------- -------- -------- -------- -------- -------- --------
$ 300,000     $ 45,000 $ 90,000 $135,000 $150,000 $150,000 $150,000 $157,500 $180,000
 400,000        60,000  120,000  180,000  200,000  200,000  200,000  210,000  240,000
 500,000        75,000  150,000  225,000  250,000  250,000  250,000  262,500  300,000
 600,000        90,000  180,000  270,000  300,000  300,000  300,000  315,000  360,000
 700,000       105,000  210,000  315,000  350,000  350,000  350,000  367,500  420,000
 800,000       120,000  240,000  360,000  400,000  400,000  400,000  420,000  480,000
 900,000       135,000  270,000  405,000  450,000  450,000  450,000  472,500  540,000
1,000,000      150,000  300,000  450,000  500,000  500,000  500,000  525,000  600,000
1,100,000      165,000  330,000  495,000  550,000  550,000  550,000  577,500  660,000
1,200,000      180,000  360,000  540,000  600,000  600,000  600,000  630,000  720,000
1,300,000      195,000  390,000  585,000  650,000  650,000  650,000  682,500  780,000

  Credited years of service for the executive officers named in the summary compensation table on page 14 as of December 31, 2000 are as follows: Mr. Campbell, 22.6 years (13.3 years under the Senior Plan); Mr. Craney, 30.6 years (1.3 years under the Senior Plan); Mr. Massimo, 6.1 years (4.0 years under the Senior Plan); Ms. O'Connor, 11.3 years (1.9 years under the Senior
Plan); and Mr. Shaver, 1.7 years (0 years under the Senior Plan).

Does the Company have a compensation deferral program?

  Under the Company's compensation plans and arrangements, all participants therein, including directors, may defer payment of salaries, director compensation and incentive compensation to cash and Arch phantom stock accounts.

          ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of KPMG LLP ("KPMG") as independent auditors of the Company for the year 2001. The appointment of this firm was recommended to the Board by its Audit Committee.

Why are you asking for the shareholders to ratify the auditors?

  The submission of this matter to shareholders at the Annual Meeting is not required by law or by the Bylaws. The Board of Directors of the Company is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its appointment of KPMG as independent auditors.

  A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

What were 2000 KPMG audit fees?

 Audit Fees

  Fees for the fiscal year 2000 audit, including review of applicable SEC filings, were $939,000.

 Financial Information Systems Design and Implementation Fees

  No fees were incurred with KPMG for financial information systems design and implementation in 2000.

 All Other Fees

  Aggregate fees for all other services rendered by KPMG for the 2000 fiscal year were $1,502,000. These fees included tax services, internal audit assistance, customs fees and other consulting and due diligence assistance.

  The Audit Committee has considered whether the provision of services described under All Other Fees is compatible with maintaining KPMG's independence.

What vote is required to ratify the auditors?

  The ratification of the appointment of independent auditors for 2001 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

  The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for 2001.

                                 MISCELLANEOUS

Who will pay for this solicitation of proxies?

  The Company will pay the entire expense of this solicitation of proxies.

  Georgeson Shareholder Communications Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson Shareholder Communications Inc. a fee of $9,500 covering its services and will reimburse Georgeson Shareholder Communications Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone, mail and telegram by directors, officers and employees of the Company.

When must a shareholder submit a proposal for the next annual meeting?

  Shareholders who intend to present proposals for consideration at the 2002 Annual Meeting of Shareholders and who wish to have their proposals included in the Company's proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Company at its principal executive offices on or before November 13, 2001. Proposals should be sent to the Corporate Secretary, 501 Merritt 7, Norwalk, Connecticut 06851. All proposals must also comply with the applicable requirements of the Federal securities laws in order to be included in the Company's proxy statement and proxy card for the 2002 Annual Meeting. In addition, in order for any shareholder proposal to be presented during next year's annual meeting, written notice must be received by the Company at its headquarters on or after November 13, 2001 and on or before December 13, 2001 as provided in the Company's Bylaws, and shall contain such information as required under such Bylaws. You may contact the Company's Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals.

                                          By order of the Board of Directors,

                                          Sarah A. O'Connor
                                            Secretary

Dated: March 13, 2001

                                                                     Appendix A

                             ARCH CHEMICALS, INC.
                                AUDIT COMMITTEE
                                    CHARTER
                           Effective April 27, 2000

Membership

  The Audit Committee of the Board (the "Committee") will consist of three or more Directors all of whom are independent outside Directors as defined in the Principles of Corporate Governance. In addition, the membership of the Audit Committee shall comply with New York Stock Exchange rules regarding financial literacy, independence and financial management experience (Rule 303.01(B)(2)) to the extent required by such rules. The Chair will be rotated among Committee members periodically at the discretion of the Board of Directors. The immediate past Chair will continue serving as a member of the Committee for at least one year to ensure an orderly transition.

Function

  The Audit Committee is charged with the responsibility of independently protecting shareholder interests by ensuring for the Board that proper financial accounting principles are being followed, that the total financial and regulatory audit coverage of the Corporation and its affiliates is satisfactory, that adequate data center safeguards and security exists, that compliance with established environmental, health and safety procedures and regulations is maintained, and that an adequate system of internal controls has been implemented in the Corporation and is being effectively administered. The Audit Committee is also responsible for ensuring that the Corporation endeavors to comply with all laws applicable to the conduct of its business and that it conducts its business in an ethical manner. In carrying out its function, the Committee may use both internal and external resources and advisors as it deems appropriate.

  The outside auditor of the Corporation is ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, if appropriate, replace the outside auditor. If the Board elects to obtain shareholder approval of the outside auditor, the Board of Directors shall have ultimate authority and responsibility to nominate the outside auditor to be proposed for such shareholder approval in the proxy statement.

  The Audit Committee shall ensure that the outside auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditor and the Corporation. The Audit Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

Duties and Responsibilities

  The duties and responsibilities of the Audit Committee will be to:

    (a) advise the Board on all internal and external audit matters affecting the Corporation;

    (b) recommend the appointment of independent auditors and approve the terms and conditions of their engagement;

    (c) review the Corporation's financial, regulatory and computer annual audit plans;

    (d) review with Management the appointment and/or replacement of the senior internal financial and computer auditing executive and senior internal regulatory auditing executive or outside audit provider of these services;

    (e) review with the independent auditors the scope and results of their examination of the Corporation's financial statements, including any qualification in the external auditor's opinion, any related management letter, and management's responses to any external auditor recommendation;

    (f) review activity and special reports of the Corporation's internal audit provider and serve as a channel of communication between the internal financial and computer auditing service provider, the internal regulatory auditing service provider and the Board;

    (g) review the presentation of the Corporation's financial results and monitor the adequacy of the Corporation's internal financial controls to provide reasonable assurance that the financial statements are presented fairly and in conformity with generally accepted accounting principles;

    (h) advise the Board on compliance, or material noncompliance, with the Arch Chemicals Standards of Ethical Business Practices, the implementation of the Corporation's Ethics Action Plan and government and other legal compliance programs;

    (i) oversee the ethics program and review, provide advice, and recommend changes, as appropriate, to Management's programs to maintain and improve community relations;

    (j) advise the Board on corporate and governmental security matters;

    (k) monitor major litigation and pending internal or external special investigations, with a particular interest in matters where there are claims that the Corporation has acted unethically or unlawfully;

    (l) review the Corporation's litigation management process;

    (m) review the Corporation's insurance and risk management process;

    (n) monitor activities and results of environmental, health and safety and other regulatory audits;

    (o) oversee Management's implementation of the Corporation's Responsible Care Codes;

    (p) review the audit of the expenses of the Corporation's Senior Executives and members of the Board of Directors;

    (q) monitor activities and results of audits of the computer data center and systems, including microprocessor systems;

    (r) review and evaluate the investment and financial performance of the Corporation's pension plan, Voluntary Employee Benefit Associations ("VEBAs") and any thrift plan investment funds unless otherwise delegated by the Committee;

    (s) review and approve investment policies with respect to the pension plan, VEBAs and any thrift plan funds unless otherwise delegated by the Committee;

    (t) approve the selection of thrift plan investment options unless otherwise delegated by the Committee;

    (u) approve the appointment of pension plan, VEBAs and thrift plan trustees and investment managers and their respective agreements unless otherwise delegated by the Committee;

    (v) consult with, and obtain reports from, the pension plan, VEBAs and thrift plan trustees and other fiduciaries;

    (w) make recommendations to the Board for charitable contributions;

    (x) review and evaluate any charitable trust investment performance and plan;

    (y) annually review the contributions, financial condition and administration of the Arch Chemicals Government Participation Fund; and

    (z) review, provide advice, and recommend changes, as appropriate, to Management's programs to maintain and improve shareholder relations.

  The Chairman of the Board shall provide the Committee with all of the resources, both internal and external, which the Committee deems necessary or advisable to meet its duties and responsibilities and carry out its function.

Procedure

  Regular meetings of the Committee will be at such times during the year as approved by the Committee. Meetings with members of Management and/or with representatives of independent auditors may be scheduled at the request of the Committee. Special meetings may be called and held subject to the Corporation's Bylaws.

  The Committee may meet privately with independent auditors and consultants and shall be free to talk directly and independently with any member of Management in discharging its responsibilities. The Committee will meet privately with the independent auditors at least once a year.

  The Chair of the Committee will regularly report the Committee's findings, conclusions and recommendations to the Board of Directors.

                           PRINTED ON RECYCLED PAPER

PROXY

                              Arch Chemicals, Inc.
          This Proxy is Solicited on Behalf of the Board of Directors
                             of Arch Chemicals, Inc.

     The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints John W. Johnstone, Jr., John P. Schaefer and
     H. William Lichtenberger, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Arch Chemicals, Inc. owned of record by the undersigned, and (ii) directs Chase Manhattan Bank, Trustee under the Olin Corporation Contributing Employee Ownership Plan and Trustee under the Arch Chemicals, Inc. Contributing Employee Ownership Plan (such plans collectively referred to as the "CEOP") to vote in person or by proxy all shares of Common Stock of Arch Chemicals, Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case of clause (i) and (ii), on all matters which may come before the 2001 Annual Meeting of Shareholders to be held at The Prudential Center for Learning and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on April 26, 2001, at 10:00 a.m., local time, and any adjournments or postponements thereof. The proxies will vote using the directions on the reverse side of this card. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2001 Annual Meeting of Shareholders and any adjournments or postponements thereof.

     ---------------------------------------------------------------------------
       Comments/Change of Address. Please mark box on reverse side.




     ---------------------------------------------------------------------------
  Please complete and sign the proxy on the reverse side and return it in the enclosed envelope.

                              FOLD AND DETACH HERE

  You are encouraged to specify your choices by marking the      ---------------
  appropriate boxes (SEE REVERSE SIDE), but you need not           SEE REVERSE
  mark any boxes if you wish to vote in accordance with the            SIDE
  Board of Directors' recommendations.                           ---------------



It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our telephone or Internet voting system.

        FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE SIDE

                                                   (ADMISSION TICKET ON REVERSE)
                  (Bring the admission ticket with you if attending the meeting)

--------------------------------------------------------------------------------
         Directions to The Prudential Center for Learning and Innovation
      via the New England Thruway/Connecticut Turnpike or Merritt Parkway
--------------------------------------------------------------------------------

New England Thruway/Interstate 95/
Connecticut Turnpike -- Exit 13

From New York

1.   Turn right onto the Boston Post Road/Connecticut Avenue (U.S. 1)

2.   Proceed .3 mile to Richards Avenue.

3. At the traffic light turn left onto Richards Avenue and continue 1.5 miles to Fillow Street.

4. At stop sign turn left onto Fillow Street, driving .2 mile to stop sign at Weed Avenue.

5. Turn right onto Weed Avenue, and continue .3 mile to entrance of the Prudential Center for Learning and Innovation.

6.   The entrance is on the right side of Weed Avenue.


From New Haven-- Exit 13

1.   Turn right onto the Boston Post Road/Connecticut Avenue (U.S. 1)

2.   Proceed .5 mile to Richards Avenue.

3.   Follow directions 3-6 above.


Hutchinson River Parkway/
Merritt Parkway -- Exit 38

From New York

1. Turn right onto New Canaan Avenue/Route 123 and, almost immediately, at traffic light turn left onto Nursery Street.

2. Continue on Nursery Street for .8 mile, bearing right, until it ends at Marvin Ridge Road.

3.   Turn left onto Marvin Ridge Road, which becomes Weed Avenue.

4. Drive for .7 mile to the entrance of the Prudential Center for Learning and Innovation.

5.   The entrance is on the left side of Weed Avenue.


From New Haven -- Exit 38

1.   Turn right onto New Canaan Avenue/Route 123.

2.   Proceed .2 mile to traffic light and take right onto Nursery Street.

3.   Follow directions 2-5 above.

[ X ]  Please mark your                                                    5044
       votes as in this
       example.


This Proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the Board of Directors' nominees and "FOR" proposal 2.

---------------------------------------------------------------------------------------------------------------------------------
                               The Board of Directors recommends a vote for all proposals:
---------------------------------------------------------------------------------------------------------------------------------
                                             FOR  WITHHELD                              FOR AGAINST ABSTAIN
 1. Election of                              [ ]    [ ]       2. Ratification of the    [ ]   [ ]     [ ]
    Directors:                                                   appointment of KPMG
01. Richard E. Cavanagh                                          LLP as independent
02. Michael O. Magdol                                            auditors
    For, except vote withheld from the following nominee(s).

    --------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                    SPECIAL ACTION           Comments/Address Change (use  [ ]
                                                                    --------------           space on reverse side)

                                                                    -------------------------------------------------------------
                                                                      If available in the future, would [ ]  Mark here if  [ ]
                                                                      you be interested in receiving         you plan to
                                                                      your proxy materials                   attend the
                                                                      electronically?                        Annual Meeting
                                                                    -------------------------------------------------------------

                                                                    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                                                    -------------------------------------------------------------

                                                                    -------------------------------------------------------------

                                                                     Signature(s)                                          Date

                              FOLD AND DETACH HERE

                               Control No. Above

Dear Shareholder:

Arch Chemicals, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number. The control number is the series of numbers printed in the box above, just below the perforation. This control number must be used to access the system.

To ensure that your vote will be counted, please cast your Internet or telephone vote before 11:59 p.m., New York time, on April 25, 2001; however, for CEOP participants, the deadline for Internet and telephone voting is 9:00 a.m., New York time, on April 25, 2001.

1. To vote over the Internet:
   . Log on to the Internet and go to the web site http://www.eproxyvote.com/arj

2. To vote over the telephone:
   . On a touch-tone telephone call toll free 1-877-PRX-VOTE (1-877-779-8683)
     24 hours a day, 7 days a week.

   . Outside of the U.S. and Canada call 201-536-8073

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING


                                   (Bring this ticket with you if attending the meeting)

                                               ADMISSION TICKET

     [LOGO OF ARCH CHEMICALS]      Annual Meeting of Shareholders
                                   of Arch Chemicals, Inc.

                                   Thursday, April 26, 2001
                                   10:00 a.m., local time
                                   Prudential Center for Learning and Innovation 32 Weed Avenue
                                   Norwalk, Connecticut